Exhibit 99.2

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on , 2012
BancTrust Financial Group, Inc.	Meeting Information Meeting Type: Special Meeting For holders as of: , 2012 Date: , 2012 Time: CDT Location:

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote — How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement/Prospectus

How to View Online:

Have the information that is printed in the box marked by the arrow       (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before                 , 2012 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow       available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

Voting items
The Board of Directors recommends you vote FOR each of the following proposals:

		FOR	AGAINST	ABSTAIN
1.	A proposal to approve the transactions described in the Agreement and Plan of Reorganization dated May 28, 2012 by and between Trustmark Corporation and BancTrust Financial Group, Inc., pursuant to which BancTrust Financial Group, Inc. will merge with and into Trustmark Corporation.	☐	☐	☐

2	A proposal to approve a non-binding advisory resolution approving certain compensation that may be paid or become payable to BancTrust Financial Group, Inc.’s named executive officers in connection with the merger.	☐	☐	☐

3.	A proposal to approve the adjournment or postponement of the special meeting, including, without limitation, a motion to adjourn the special meeting to another time for the purpose of soliciting additional proxies to approve the proposals above.	☐	☐	☐

REVOCABLE PROXY

BANCTRUST FINANCIAL GROUP, INC.

Proxy for Special Meeting of Shareholders

                    , 2012

Solicited by the Board of Directors

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareholder of BancTrust Financial Group, Inc. (“BancTrust”), do hereby nominate, constitute and appoint John T. Hensley and Robert B. Doyle, III, and each of them, with full power to act alone, my true and lawful attorneys and proxies with full power of substitution, for me and in my name, place and stead to vote all common stock of BancTrust standing in my name on its books on                     , 2012 at the special meeting of its shareholders to be held at                             , Mobile, Alabama, on                     , 2012 at      a.m., local time and at any adjournment thereof, with all powers that the undersigned would possess if personally present, conferring upon my said attorneys and proxies all discretionary authority permitted by applicable law and regulations as instructed herein.

If properly executed and returned, the shares represented by the proxy will be voted in accordance with the directions given herein. If no specific directions are given, the shares will be voted subject to and in accordance with the provisions contained in the Board of Directors’ proxy statement and Trustmark’s prospectus dated                     , 2012, “For” proposals 1, 2 and 3 listed herein. If any other business is presented at the meeting the shares will be voted in accordance with the recommendations of the Board of Directors.

This proxy may be revoked at any time prior to its exercise by written notice or a subsequently dated proxy delivered to the Secretary of BancTrust.

(Please sign exactly as the name appears hereon. If stock is held in the names of joint owners, each should sign. Attorneys, Executors, Administrators, etc. should so indicate.)

Please be sure to sign and date this proxy box below.
Date

Shareholder to sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

BANCTRUST FINANCIAL GROUP, INC.

Please date, sign and mail this Proxy in the envelope provided.

Postage not necessary if mailed in the United States.

IF YOUR ADDRESS HAS BEEN CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.